Deer Consumer Products, Inc. Announces Record 2nd Quarter 2010 Financial Results - 251% Net Income Growth, 125% Revenue Growth, EPS $0.18, Anticipates Record Earnings Growth in the Second Half of 2010

NEW YORK, August 10, 2010 /PRNewswire-FirstCall/ — Deer Consumer Products, Inc. (Nasdaq: DEER; website: http://www.deerinc.com/), one of the world's largest vertically integrated branded and ODM/OEM manufacturers of small home and kitchen appliances marketing to both global and China domestic consumers, announced today record financial results for the second quarter ended June 30, 2010. Deer management is scheduled to host an investor conference call today at 8:30 am, US Eastern Time.

Financial Highlights:

•	Revenues of $34.45 million, an increase of 125% from Q2/09

•	Net income of $6.02 million, an increase of 251% from Q2/09

•	Fully diluted EPS (Earnings per Share) of $0.18, an increase of 125% from EPS $0.08 in Q2/09

•	Strong balance sheet: $74.3 million in cash (approximately $2.21 per common share in cash) without any long term debts or bank borrowing

•	Better than expected China domestic sales - high margin China domestic sales increased 579% to 33% of revenue in Q2/2010

•	Expanded gross profit margin to 28.7%, compared to 24.8% in Q2/09

•	Expanded operating margin to 20.2%, compared to 14.7% in Q2/09

•	Expanded net income margin to 17.5%, compared to 11.2% in Q2/09

•	Sees positive impact to earnings from China’s currency appreciation and positive growth momentum from the current global economic environment

•	Anticipates record earnings in the second half of 2010

Financial Summary for Q2/2010 versus Q2/2009:

	Q2 2010	Q2 2009	YoY% Change
Revenue	$34,450,687	$15,310,503	125%

China Sales	$11,376,532	$1,674,260	579%

China sales % of revenue	33.0%	10.9%	—

International Sales	$23,074,155	$13,636,243	69%

International sales % of revenue	67.0%	89.1%	—

Gross Profit	$9,881,653	$3,790,638	161%

Gross Margin	28.7%	24.8%	—

Income from Operations	$6,971,574	$2,256,404	209%

Operating Margin	20.2%	14.7%	—

Income Tax Rate	15.5%	19.7%	—

Net Income	$6,020,540	$1,714,876	251%

Net Margin	17.5%	11.2%	—

Diluted EPS	$0.18	$0.08	125%

Revenues:

Revenues for the second quarter of 2010 were $34.45 million, an increase of approximately 125% from $15.31 million in the second quarter 2009. Deer attributes the significant revenue increase to organic growth in the high margin China domestic market which grew 579% year over year. In addition, Deer continues to experience strong organic growth from its global markets.

Net Income:

Net income for the second quarter of 2010 was approximately $6.02 million, an increase of approximately 251% from Q2/09. Fully diluted EPS was $0.18 compared to $0.08 in 2009.

Anticipates Rapid Earnings Growth Momentum to Continue in 2010

Based on customer interest and order placements, Deer anticipates strong earnings growth momentum to continue throughout the rest of 2010. Demand from both global and China domestic customers have been particularly encouraging since the Company entered the 3rd quarter.

Strategically Well Positioned as a Direct Access to the Vast Chinese Consumer Markets

China has the world's fastest growing small household appliance market; however, not a single U.S. global brand in the industry has any meaningful sales presence in China. Deer's fully integrated model of aligning a strong cash position, product design, internal low cost manufacturing and quality control, supply chain management and rapidly expanding China domestic market footprints has positioned Deer as a strategic platform for accessing the Chinese consumers.

Management Comments on 2nd Quarter 2010 Financial Results

Bill He, Deer's Chairman and Chief Executive Officer, commented: "Deer is pleased to report the best 2nd quarter financial results in our corporate history. During this quarter, we did not experience any customer slow down in either export markets or China domestic markets. We executed well in the China domestic markets through higher volume sales and higher profit margins. We significantly expanded both China domestic and international sales channels. Deer has a strong cash position and has no exposure to the credit markets. Our integrated 'production to market' model has made Deer one of the most profitable and efficient companies in the small household appliance industry in the world. We see positive earnings trend to continue during the second half of 2010."

Outlook for Record Earnings in the Second Half of 2010:

“The Chinese domestic marketing channels are delivering better than expected results. Consumer wealth expansion with high GDP growth and low inflation has created a favorable market environment for our products, which enhance the lifestyles of ordinary people. Revenue growth has come from multiple distribution venues, including rapidly expanding traditional retail outlets and third party independent dealer networks as well as online sales. Our China growth strategy is a simple and highly practical one: placing our products on the shelves of major retailers and creating product visibility as our initial steps in building awareness towards “DEER” branded products. Once we reach our critical mass in product presence at some of China’s key domestic retailers, Deer intends to launch regional and store-specific marketing campaigns in the 3rd and 4th quarters to further enhance individual store sales. Our strong cash position provides ample marketing opportunities. Deer anticipates continued strong China domestic market sales as well as record earnings in the second half,” concluded Bill He, Chairman & CEO of Deer.

Investor Conference Call Details:

Deer management will host an earnings conference call today to discuss the 2nd quarter financial results and outlook.

Date and time: 8:30 am U.S. Eastern Daylight Time, August 10, 2010
U.S. toll free number: 1-888-419-5570
International direct dial-in: +1 617-896-9871
Conference passcode: 91241846

About Deer Consumer Products, Inc.

Deer Consumer Products, Inc. (Nasdaq: DEER; website: http://www.deerinc.com/) is a NASDAQ Global Select Market listed U.S. registered public company headquartered in China. Deer has a 15-year operating business as well as a strong balance sheet. Supported by more than 103 patents, trademarks, copyrights and approximately 2,000 company-trained seasonal and full time staff, Deer is a leading designer, ODM/OEM manufacturer and global marketer of quality small home and kitchen electric appliances. Deer's product lines include blenders, juicers, soy milk makers and a large variety of other home appliances designed to make today's lifestyles simpler and healthier. With more than 100 global clients/branded products such as Black & Decker, Ariete, Disney, Toastmaster, Magic Bullet, Back to Basics and Wal-Mart, and rapidly expanding China domestic market footprint, Deer has enjoyed rapid sales and earnings growth in recent years.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Deer's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Deer's filings with the Securities and Exchange Commission.

DEER CONSUMER PRODUCTS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2010	2009
	(unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$74,296,844	$79,333,729
Restricted cash	1,830,091	35,701
Accounts receivable	22,909,025	17,070,781
Advances to suppliers	3,443,313	3,299,107
Other receivables	393,213	213,487
Inventories	22,600,352	18,061,282
Other current assets	106,459	12,500
Total current assets	125,579,297	118,026,587

PROPERTY AND EQUIPMENT, net	11,350,720	11,325,999
CONSTRUCTION IN PROGRESS	5,757,356	3,724,337
INTANGIBLE ASSETS, net	768,227	394,684
OTHER ASSETS	10,307	20,073
TOTAL ASSETS	$143,465,907	$133,491,680

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$13,140,234	$13,055,110
Other payables	1,267,500	1,061,460
Unearned revenue	1,036,644	1,719,761
Accrued payroll	614,593	1,148,663
Notes payable	7,099,328	6,212,911
Tax and welfare payable	567,894	862,332
Total current liabilities	23,726,193	24,060,237

STOCKHOLDERS' EQUITY:
Common Stock, $0.001 par value; 75,000,000 shares authorized; 33,585,058 and 32,631,748 shares issued and outstanding at June 30, 2010 and December 31, 2009	33,585	32,632
Additional paid-in capital	90,962,980	91,111,661
Development funds	1,711,765	1,185,859
Statutory reserve	3,423,531	2,371,718
Other comprehensive income	2,733,652	2,335,216
Retained earnings	20,874,201	12,394,357
Total stockholders' equity	119,739,714	109,431,443
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$143,465,907	$133,491,680

DEER CONSUMER PRODUCTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenue	$34,450,687	$15,310,503	$58,353,144	$22,182,719

Cost of Revenue	24,569,034	11,519,865	41,593,643	16,732,569

Gross profit	9,881,653	3,790,638	16,759,501	5,450,150

Operating expenses
Selling expenses	1,820,456	727,911	3,248,420	911,253
General and administrative expenses	1,089,623	806,323	1,764,689	1,177,904
Total operating expenses	2,910,079	1,534,234	5,013,109	2,089,157

Income from operations	6,971,574	2,256,404	11,746,392	3,360,993

Non-operating income (expense):
Interest expense and financing costs	(19,755)	(110,522)	(49,461)	(225,353)
Interest income	239,139	1,037	331,060	2,656
Other expense	22,824	(2,015)	8,223	(3,896)
Foreign exchange loss	(92,676)	(9,997)	(125,810)	(80,503)

Total non-operating income (expense)	149,532	(121,497)	164,012	(307,096)

Income before income tax	7,121,106	2,134,907	11,910,404	3,053,897

Income tax	1,100,566	420,031	1,852,841	682,147

Net income	6,020,540	1,714,876	10,057,563	2,371,750

Other comprehensive income
Foreign currency translation gain (loss)	363,071	(42,108)	398,436	(62,440)

Comprehensive Income	$6,383,611	$1,672,768	$10,455,999	$2,309,310

Weighted average shares outstanding :
Basic	33,019,662	21,626,413	32,826,777	20,817,208
Diluted	33,703,876	21,706,167	33,729,852	20,876,960

Earnings per share:
Basic	$0.18	$0.08	$0.31	$0.11
Diluted	$0.18	$0.08	$0.30	$0.11

DEER CONSUMER PRODUCTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2010	2009
	(unaudited)	(unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10,057,563	$2,371,750
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	707,571	707,567
Amortization	9,005	4,716
Stock based compensation	166,695	-
(Increase) / decrease in assets:
Accounts receivable	(5,742,579)	(3,177,512)
Other receivables	(178,052)	68,397
Inventories	(4,445,193)	(678,170)
Due from related party	-	330,974
Advances to suppliers	(130,127)	1,980,585
Other assets	(84,155)	20,792
Increase / (decrease) in current liabilities:
Accounts payable	888,735	211,143
Unearned revenue	(687,059)	(847,621)
Other payables	264,989	462,873
Due to related party	-	(194,491)
Accrued payroll	(536,355)	441,700
Tax and welfare payable	(296,630)	665,060

Net cash provided by (used in) operating activities	(5,592)	2,367,763

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(686,066)	(532)
Acquisition of intangible assets	(379,267)	-
Construction in process	(2,008,746)	(907,615)
Changes in restricted cash	(1,786,204)	109,304
Sale of short-term investments	-	29,302

Net cash used in investing activities	(4,860,283)	(769,541)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of notes payable	-	1,678,439
Proceeds from sale of common stock	-	2,678,000
Offering costs paid	(320,000)	(338,892)
Proceeds from the exercise of warrants	6,951,527	-
Payment on short term loans	-	(3,549,693)
Purchase of treasury shares	(6,945,950)	-

Net cash provided by (used in) financing activities	(314,423)	467,854

Effect of exchange rate changes on cash and cash equivalents	143,413	(44,292)

NET INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS	(5,036,885)	2,021,784

CASH & CASH EQUIVALENTS, BEGINNING BALANCE	79,333,729	2,782,026

CASH & CASH EQUIVALENTS, ENDING BALANCE	$74,296,844	$4,803,810

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$-	$102,024
Income taxes paid	$1,251,617	$440,315

Contact Information:

Corporate Contact:
Ms. Helen Wang
Deer Consumer Products, Inc.
Tel: 011-86-755-86028285
Email: investors@deerinc.com

Source: Deer Consumer Products, Inc